UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2024

Commission File Number: 001-39896

PLAYTIKA HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3634591
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Playtika Ltd.

HaChoshlim St 8

Herzliya Pituach, Israel, 4672408

972-73-316-3251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On September 18, 2024, Playtika Holding Corp. (the “Company”), Playtika Ltd. (“Playtika Limited”), a wholly owned subsidiary of the Company, entered into that certain Share Purchase Agreement (the “Purchase Agreement”) with SuperPlay Ltd. (“SuperPlay”), the shareholders of SuperPlay (the “Sellers”) and Gigi Levy-Weiss, as the shareholder representative, pursuant to which, subject to the terms and conditions thereof, Playtika Limited agreed to purchase from the Sellers, and the Sellers agreed to sell to Playtika Limited, all of the issued and outstanding share capital of SuperPlay (the “Transaction”) for an aggregate purchase price equal to (i) $700.0 million, payable at the Closing, subject to certain post-closing adjustments, plus (ii) earnout payments of up to $1.250 billion (the “Earnout Consideration”), the amounts of which will be based on certain gross revenue growth and Adjusted EBITDA metrics of SuperPlay during the calendar years 2025, 2026 and 2027, in each case, payable following the end of the applicable measurement period. Pursuant to the terms of the Purchase Agreement, the Company has unconditionally guaranteed Playtika Limited’s obligations, including payment obligations, under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations of the Company, Playtika Limited, SuperPlay and the Sellers. The Purchase Agreement also contains certain covenants governing the operation of SuperPlay during the applicable measurement periods, including with respect to marketing spend, certain structural changes to the SuperPlay business or its employees, and general operations (including certain remedies for failure to comply with these requirements, including certain adjustments to the purchase price if SuperPlay’s marketing expenses exceeds certain thresholds). The closing of the Transaction is subject to customary conditions including, among other things: (i) the accuracy of representations and warranties of, and compliance with covenants by, the other party; (ii) the absence of a material adverse effect on SuperPlay; (iii) the receipt of any necessary regulatory approvals; (iv) the absence of any law or order preventing the closing of the Transaction; and (v) the completion of certain ancillary transition actions.

The Purchase Agreement also includes customary termination rights, including if the closing of the Transaction has not occurred on or before March 31, 2025. Playtika Limited may also be required to pay a termination fee to SuperPlay of $10.0 million if the Transaction is terminated as a result of failure to obtain the requisite regulatory approvals or of Playtika Limited’s breach of the Purchase Agreement (in each case, subject to certain limitations). If the Transaction has not closed prior to October 1, 2024, and all conditions to closing are met, other than Playtika Limited’s obligation to deliver the closing deliverables, the purchase price shall be increased up to certain limits based on a proration of the Adjusted EBITDA of SuperPlay between October 1, 2024 and the closing date for the Transaction, to the extent the Adjusted EBITDA is a negative number. In addition, if the Transaction has not closed prior to October 1, 2024, and SuperPlay exceeds certain marketing expense or Adjusted EBITDA thresholds between October 1, 2024 and the closing date, the purchase price shall be reduced based on a multiple of the amount by which SuperPlay exceeds such thresholds.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The above description of the Purchase Agreement has been included to provide information regarding the terms of the Purchase Agreement. It is not intended to provide any other information about the Company, Playtika Limited, SuperPlay and the Sellers or their respective subsidiaries or affiliates. The Purchase Agreement contains representations and warranties of the parties thereto that were made solely for the benefit of the other party. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. In addition, such representations and warranties may apply a contractual standard of materiality that is different from that generally applicable to shareholders. The representations and warranties were made for the purposes of allocating contractual risk among the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the parties thereto or the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated as of September 18, 2024, by and among Playtika Holding Corp., Playtika Ltd., SuperPlay Ltd., the shareholders of SuperPlay Ltd. and Gigi Levy-Weiss, as the shareholder representative

104	Cover page Interactive Data File (formatted in iXBRL and contained in Exhibit 101)

*

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAYTIKA HOLDING CORP.
Registrant

Date: September 20, 2024	By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer